Exhibit (c) 1

GPU News Release
February 3, 2000

              GPU Reports No Bidders in Auction of 20 Percent Of its
                      Electrical Customers in Pennsylvania

MORRISTOWN, NJ - February 3, 2000 - GPU, Inc. today announced that its GPU Energy unit received no bids in its offer under orders of the Pennsylvania Public Utility Commission (PaPUC) to provide competitive bidding for default energy supply service for 20 percent of its customers in 2000.

While seven potential bidders had begun the process by requesting pre-qualification packages in December, none submitted a bid by the January 31 deadline, GPU Energy reported. The successful default service provider would have begun providing electricity to customers on June 1.

GPU Energy said it was analyzing the situation and would formulate a comprehensive solution to default energy supply service for review by Pennsylvania regulators. Meanwhile, GPU Energy is expanding its forward purchasing of electric power to accommodate the 20 percent of its customers for whom it will now continue to be the default supplier.

GPU, Inc. expects to mitigate the negative impact these additional energy purchases will have on year 2000 earnings per share -- estimated to be $0.04 to $0.08 -- through additional common stock repurchases, which will be funded by the planned sale of a significant portion of GPU's Australian companies, together with other cost reduction initiatives.

GPU, Inc., headquartered in Morristown, NJ, is a registered public utility holding company providing utility and utility-related services to customers throughout the world. GPU serves 4.6 million customers directly through its electric companies -- GPU Energy in the US, Midlands Electricity plc in the UK and Emdersa in Argentina. It serves another 1.4 million customers indirectly through its electric and gas transmission subsidiaries GasNet and PowerNet in Australia. The company's independent power project business units own interests in and operate 22 projects in 7 countries and the US. GPU's 1998 revenues were $4.3 billion and its total assets were $16.3 billion. GPU's


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other subsidiaries include GPU Advanced Resources, Inc., GPU International,
Inc., GPU Nuclear, Inc., GPU Service, Inc. and GPU Telcom Services, Inc.

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Although such forward-looking statements have been based on reasonable assumptions, there is no assurance that the expected results will be achieved. Some of the factors that could cause actual results to differ materially include, but are not limited to: the effects of regulatory decisions; changes in law and other governmental actions and initiatives; the impact of deregulation and increased competition in the industry; industry restructuring; expected outcomes of legal proceedings; the completion of generation asset divestiture; fuel prices and availability; and uncertainties involved with foreign currency fluctuations.

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Contact:

      GPU, Inc., Morristown, NJ
        Ned Raynolds, (973) 455-8294

      (http://www.gpu.com)


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